Exhibit 99.1

P&F INDUSTRIES, INC. ANNOUNCES COMPLETION OF ACQUISITION BY SHOREVIEW INDUSTRIES

MELVILLE, N.Y., December 20, 2023 -- P&F Industries, Inc. ("P&F" or the "Company") (NASDAQ: PFIN) today announced the completion of its sale to ShoreView Industries (“ShoreView”). Under the terms of the transaction, P&F shareholders will receive $13.00 per share in cash. With the completion of the transaction, P&F’s common stock has ceased trading and will no longer be listed on the NASDAQ Global Select Market.

Richard Horowitz, Chairman of the Board, Chief Executive Officer and President, said, “The closing of this transaction represents the beginning of a new chapter for P&F, and we are excited for what the future holds. We are proud of the leadership position we have built and believe we are well prepared to advance our business and continue delivering high value tools for our customers with the expertise of the Shoreview team.”

Tom D'Ovidio, Partner at ShoreView. “We are pleased to complete the transaction and are moving forward in partnership with the P&F team to accelerate P&F’s growth.”

Advisors

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to the Special Committee. East Wind Securities initiated the transaction and is serving as exclusive financial advisor to P&F and Ruskin Moscou Faltischek, P.C. is serving as legal advisor to P&F.

Sidley Austin LLP is serving as legal advisor to ShoreView.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and DIY markets. P&F's products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

ABOUT SHOREVIEW

Founded in 2002, ShoreView is a Minneapolis-based private equity firm that has raised over $1.3 billion of committed capital across four funds. ShoreView partners with family and entrepreneur-owned companies across many sectors, including engineered products, distribution, industrial services, business services, healthcare, and niche consumer products. Shoreview structures various acquisition, recapitalization, and build-up transactions, typically in businesses with revenues ranging between $20 million and $300 million.

If you are interested in speaking with ShoreView about add-on or platform investment opportunities, please contact Garrett Davis at garrett@shoreview.com.

Contacts

Joseph A. Molino, Jr.

Chief Operating Officer

631-694-9800

www.pfina.com